Exhibit 10. 1

AMENDMENT #1 TO JX Luxventure limited
NEW 2022 EQUITY INCENTIVE PLAN

This Amendment #1 (the “Plan Amendment”) to the JX Luxventure Limited New 2022 Equity Incentive Plan (the “New 2022 EIP”), is entered into as of May 7, 2025, by JX Luxventure Group Inc., a non-resident domestic corporation incorporated in the Republic of the Marshall Islands (the “Company”). All capitalized terms used and not defined herein shall have the meanings given to such terms in the New 2022 EIP.

RECITALS

A. The Company adopted the New 2022 EIP, effective as of October 26, 2022.

B. Section 20(a) of the New 2022 EIP provides that the Board may at any time amend, alter, suspend or terminate the New 2022 EIP, and that the Company will obtain shareholder approval of any amendment to the New 2022 EIP to the extent necessary and desirable to comply with applicable laws.

C. On May 7, 2025, the Board of Directors of the Company and holders of the majority of the outstanding capital stock of the Company approved the Plan Amendment, to increase the maximum Shares that may be authorized and granted under the New 2022 EIP from 1,000,000 to 25,000,000, and to eliminate limitations on the maximum number of Shares subject to Awards that can be granted as performance-based compensation to any individual Participant in the aggregate in any one fiscal year of the Company.

Pursuant to the authority contained in Section 20(a) of the New 2022 EIP, the Company now desires to amend the New 2022 EIP as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in the New 2022 EIP, the Company agrees as follows:

1. “JX Luxventure Limited New 2022 Equity Incentive Plan” to be renamed “JX Luxventure Group Inc. New 2022 Equity Incentive Plan,” and the term “Company” shall reflect the current name of the Company “JX Luxventure Group Inc.”

2. Section 3(a) of the New 2022 EIP is deleted in its entirety and the following is substituted in lieu thereof:

“Shares Subject to the New 2022 EIP. Subject to the provisions of Section 13, the maximum aggregate number of Shares available for grant under the New 2022 EIP shall be twenty-five million (25,000,000), subject to adjustment for any decrease or increase in the number of Shares resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, the payment of a stock dividend on the Common Stock or any other decrease in the number of such Shares effected without receipt of consideration by the Company.”

3. Section 15b(iii) of the New 2022 EIP – “Maximum Amount” is deleted in its entirety, and the current Section 15b(iv) – “Performance Criteria” becomes Section 15b(iii).

4. Except to the extent expressly amended or modified in this Plan Amendment, the New 2022 EIP shall remain in full force and effect as originally executed.

IN WITNESS WHEREOF, the undersigned has executed this Plan Amendment as of the day and year first above written.

JX LUXVENTURE GROUP INC.

By:	/s/ Sun Lei
Sun Lei
Chief Executive Officer